Investor Contact:

Media Contact:

Emma Jo Kauffman

Tawn Earnest

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS MAY SAME-STORE SALES UP 4.3%

GOODLETTSVILLE, Tenn. – June 2, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the May four-week period ended May 27, 2005, equaled $640.6 million compared with $568.2 million last year, an increase of 12.8 percent. For the May period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 4.3 percent.

The 4.3 percent same-store sales increase for the period was driven by strong sales increases in food, including perishables, candy and snacks, as well as pet supplies and paper products. Customer transactions in same-stores increased approximately 1.1 percent. The average customer purchase in May for total stores was approximately $8.67 compared to $8.32 in the same period last year.

For the seventeen-week period ended May 27, 2005, Dollar General total retail sales increased 13.0 percent to $2.6 billion from $2.3 billion for the seventeen-week period ended May 28, 2004. Same-store sales for the seventeen-week period increased 4.8 percent.

Year-to-date through May 27, 2005, the Company has opened 306 stores and closed 30.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,596 neighborhood stores as of May 27, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

# # #